                                                                 Exhibit 99.04



                         TRAVELERS GROUP INC. AND CITICORP
            UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     On April 5, 1998, Travelers Group Inc. (Travelers) and Citicorp agreed to merge (the Merger). The Merger will be effected through a merger of Citicorp into a newly formed, wholly owned subsidiary of Travelers.
Travelers has applied to the Federal Reserve Board to become a bank holding company. Subsequent to the Merger Travelers will become known as Citigroup. Travelers stockholders will retain their existing shares, which will automatically represent shares of Citigroup. Each share of Citicorp common stock will be exchanged for 2.5 shares of Citigroup common stock. The Merger, which is anticipated to be completed in the third quarter of 1998, is expected to be accounted for under the "pooling of interests" method and, accordingly, Travelers' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Citicorp. The Merger and/or related transactions are subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the stockholders of each of Travelers and Citicorp.

     The following unaudited pro forma condensed combined statement of financial position combines the historical consolidated statement of financial position of Travelers and the historical consolidated statement of financial position of Citicorp giving effect to the Merger as if it had been consummated on March 31, 1998. The following unaudited pro forma condensed combined statements of income combine the historical statements of income of Travelers and Citicorp giving effect to the Merger as if it had occurred on January 1, 1997. This information should be read in conjunction with the accompanying notes hereto, the separate historical financial statements of Travelers as of March 31, 1998 and for the quarters ended March 31, 1998 and 1997, respectively, which are contained in Travelers' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the separate historical financial statements of Citicorp as of March 31, 1998 and for the quarters ended March 31, 1998 and 1997, respectively, which are contained in Citicorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     The pro forma financial data is not necessarily indicative of the results of operations that would have occurred had the Merger been consummated on the date indicated or of future operations of the combined company.


                              TRAVELERS GROUP INC. AND CITICORP
             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
                                   AS OF MARCH 31, 1998
                                 (in millions of dollars)

                                               Travelers    Citicorp     Pro Forma       Pro Forma
Assets                                         Historical   Historical   Adjustments     Combined
------                                         ----------   ----------   -----------    ----------
Cash and cash equivalents                      $   3,943    $  21,877    $       -      $  25,820
Investments                                       64,156       35,922                     100,078
Federal funds sold and securities borrowed or
    purchased under agreements to resell         115,936       21,858                     137,794
Brokerage receivables                             41,303                                   41,303
Trading account assets                           124,567       39,740                     164,307

Consumer loans                                    11,475      105,945                     117,420
Commercial loans                                       -       82,655                      82,655
Allowance for credit losses                         (331)      (5,828)                     (6,159)
--------------------------------------------------------------------------------------------------
    Loans, net                                    11,144      182,772            -        193,916
Reinsurance recoverables                           9,622                                    9,622
Separate and variable accounts                    12,943                                   12,943
Other assets                                      24,861       28,245                      53,106
--------------------------------------------------------------------------------------------------
Total assets                                   $ 408,475    $ 330,414    $       -      $ 738,889
==================================================================================================
Liabilities
-----------
Deposits                                       $       -    $ 214,719    $       -      $ 214,719
Investment banking and brokerage borrowings       18,195                                   18,195
Short-term borrowings                              3,804       10,351                      14,155
Long-term debt                                    29,288       19,409                      48,697
Federal funds purchased and securities loaned
 or sold under agreements to repurchase          118,312       11,106                     129,418
Brokerage payables                                56,624                                   56,624
Trading account liabilities                       65,177       31,291                      96,468
Insurance policy and claims reserves              43,766                                   43,766
Contractholder funds and separate and
 variable accounts                                28,120                                   28,120
Other liabilities                                 20,451       21,317                      41,768
--------------------------------------------------------------------------------------------------
    Total liabilities                            383,737      308,193            -        691,930
--------------------------------------------------------------------------------------------------
Redeemable preferred stock - Series I                280                                      280
Trust preferred securities - parent obligated      1,200          750          (750)        1,200
Trust preferred securities - subsidiary obligated  1,645                        750         2,395
Stockholders' equity
--------------------
Preferred stock                                    1,450        1,600                       3,050
Common stock                                          12          506         (495)            23
Additional paid-in capital                         5,872        6,493       (4,234)         8,131
Retained earnings                                 16,369       17,564                      33,933
Treasury stock, at cost                           (2,630)      (4,729)       4,729         (2,630)
Accumulated other changes in equity from
 nonowner sources                                  1,115           37                       1,152
Unearned compensation                               (575)                                    (575)
--------------------------------------------------------------------------------------------------
    Total stockholders' equity                    21,613       21,471            -         43,084
--------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity     $ 408,475    $ 330,414    $       -      $ 738,889
==================================================================================================

See accompanying notes to Unaudited Pro Forma Condensed Combined
Financial Statements

                          TRAVELERS GROUP INC. AND CITICORP
              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE QUARTER ENDED MARCH  31, 1998
                       (in millions, except per share amounts)

                                                          Travelers      Citicorp     Pro Forma
                                                          Historical    Historical    Combined
                                                          ----------    ----------    --------
Revenues:
Loan interest, including fees                              $     407    $   4,843    $   5,250
Other interest and dividends                                   4,421        1,460        5,881
Insurance premiums                                             2,340                     2,340
Commissions and fees                                           1,434        1,441        2,875
Principal transactions                                           780          585        1,365
Asset management and administration fees                         498                       498
Realized gains from sales of investments                         144          241          385
Other income                                                     344          499          843
-----------------------------------------------------------------------------------------------
Total revenues                                                10,368        9,069       19,437
Interest expense                                               3,177        3,464        6,641
-----------------------------------------------------------------------------------------------
    Total revenues, net of interest expense                    7,191        5,605       12,796
-----------------------------------------------------------------------------------------------
Operating expenses:
Policyholder benefits and claims                               1,994                     1,994
Non-insurance compensation and benefits                        1,782        1,714        3,496
Insurance underwriting, acquisition and operating                812                       812
Provision for credit losses                                       87          507          594
Other operating                                                  756        1,680        2,436
-----------------------------------------------------------------------------------------------
    Total operating expenses                                   5,431        3,901        9,332
-----------------------------------------------------------------------------------------------
Income before income taxes and minority interest               1,760        1,704        3,464
Provision for income taxes                                       609          639        1,248
Minority interest, net of income taxes                            58                        58
-----------------------------------------------------------------------------------------------
Net income                                                 $   1,093    $   1,065    $   2,158
===============================================================================================

Basic earnings per share:
Net income                                                 $    0.95                 $    0.93
===============================================================================================
Weighted average common shares outstanding                   1,116.2                   2,246.5
===============================================================================================

Diluted earnings per share:
Net income                                                 $    0.91                 $    0.90
===============================================================================================
Adjusted weighted average common shares outstanding          1,173.1                   2,331.1
===============================================================================================

Supplemental information:
   Net interest revenue                                    $   1,651    $   2,839    $   4,490
   Net interest revenue after provision for credit losses      1,564        2,332        3,896
===============================================================================================

See accompanying notes to Unaudited Pro Forma Condensed Combined
Financial Statements

                          TRAVELERS GROUP INC. AND CITICORP
              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE QUARTER ENDED MARCH  31, 1997
                       (in millions, except per share amounts)

                                                          Travelers      Citicorp     Pro Forma
                                                          Historical    Historical    Combined
                                                          ----------    ----------    --------
Revenues:
Loan interest, including fees                              $     306    $   4,554    $   4,860
Other interest and dividends                                   3,498        1,303        4,801
Insurance premiums                                             2,224                     2,224
Commissions and fees                                           1,206        1,352        2,558
Principal transactions                                           762          495        1,257
Asset management and administration fees                         389                       389
Realized gains from sales of investments                          17          108          125
Other income                                                     298          437          735
-----------------------------------------------------------------------------------------------
Total revenues                                                 8,700        8,249       16,949
Interest expense                                               2,378        3,053        5,431
-----------------------------------------------------------------------------------------------
    Total revenues, net of interest expense                    6,322        5,196       11,518
-----------------------------------------------------------------------------------------------

Operating expenses:
Policyholder benefits and claims                               1,905                     1,905
Non-insurance compensation and benefits                        1,548        1,665        3,213
Insurance underwriting, acquisition and operating                805                       805
Provision for credit losses                                       72          423          495
Other operating                                                  645        1,504        2,149
-----------------------------------------------------------------------------------------------
    Total operating expenses                                   4,975        3,592        8,567
-----------------------------------------------------------------------------------------------
Income before income taxes and minority interest               1,347        1,604        2,951
Provision for income taxes                                       483          609        1,092
Minority interest, net of income taxes                            49                        49
-----------------------------------------------------------------------------------------------
Net income                                                 $     815    $     995    $   1,810
===============================================================================================

Basic earnings per share:
Net income                                                 $    0.71                 $    0.77
===============================================================================================
Weighted average common shares outstanding                   1,103.9                   2,257.4
===============================================================================================

Diluted earnings per share:
Net income                                                 $    0.67                 $    0.74
===============================================================================================
Adjusted weighted average common shares outstanding          1,182.0                   2,371.3
===============================================================================================

Supplemental information:
   Net interest revenue                                    $   1,426    $   2,804    $   4,230
   Net interest revenue after provision for credit losses      1,354        2,381        3,735
===============================================================================================

See accompanying notes to Unaudited Pro Forma Condensed Combined
Financial Statements

                         TRAVELERS GROUP INC. AND CITICORP
        NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1.   DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     The Merger Agreement provides that each share of Citicorp common stock will be exchanged for 2.5 shares of Citigroup common stock. The Merger, which is expected to be completed in the third quarter of 1998, is expected to be accounted for under the "pooling of interests" method and, accordingly, Travelers' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Citicorp. The Merger and/or related transactions are subject to customary closing conditions, including regulatory and Travelers and Citicorp stockholder approval.

2.   ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

     Travelers and Citicorp are in the process of reviewing their accounting policies and financial statement classifications and, as a result of this review, it may be necessary to restate either Travelers' or Citicorp's financial statements to conform to those accounting policies and classifications that are determined to be most appropriate.

3.   INTERCOMPANY TRANSACTIONS

     Transactions between Travelers and Citicorp are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined accounts.

4.   PRO FORMA ADJUSTMENTS

     The pro forma adjustments to common stock, additional paid-in capital and treasury stock reflect the retirement of shares of Citicorp common stock held in treasury and the issuance at March 31, 1998 of 1,128.8 million shares of Citigroup common stock to effect the Merger. The number of shares to be issued at consummation of the Merger will be based on the actual number of shares of Citicorp common stock outstanding at that time. Additionally, the pro forma adjustments transfer Citicorp's trust preferred securities to subsidiary obligated to reflect the merger of Citicorp into a newly formed, wholly owned subsidiary of Travelers.

5.   PRO FORMA EARNINGS PER SHARE

     The pro forma combined basic and diluted earnings per share for the respective periods presented is based on the combined weighted average number of common shares and adjusted weighted average shares of Travelers and Citicorp. The number of weighted average common shares and adjusted weighted average shares of Citicorp is based on an exchange ratio of 2.5 shares of Citigroup common stock for each issued and outstanding share of Citicorp. The pro forma combined basic and diluted earnings per share have been calculated as follows:

For the quarter ended March 31,
(in  millions, except per share amounts)               1998           1997
                                                     --------       --------
Net income                                           $  2,158       $  1,810
Preferred dividends                                       (63)           (74)
                                                     --------       --------
Income available to common stockholders for basic EPS   2,095          1,736
Effect of dilutive securities                               6             10
                                                     --------       --------
Income available  to common stockholders
  for diluted EPS                                      $2,101         $1,746
                                                     ========       ========

Weighted average common shares
   outstanding applicable to basic EPS                2,246.5        2,257.4
Effect of dilutive securities:
   Convertible securities                                13.2           26.7
   Employee stock plans                                  65.3           80.2
   Warrants                                               6.1            7.0
                                                     --------       --------
Adjusted weighted average common shares
   outstanding applicable to diluted EPS              2,331.1        2,371.3
                                                     ========       ========

Basic earnings per share                              $  0.93        $  0.77
                                                     ========       ========
Diluted earnings per share                            $  0.90        $  0.74
                                                     ========       ========

6.   RESTRUCTURING CHARGES AND FUTURE COST SAVINGS

     The pro forma financial statements do not reflect any restructuring costs related to the Merger. Management has not yet determined the amount of such costs; however, a restructuring charge may be required after the consummation of the Merger.

     The pro forma financial statements do not reflect any future cost savings that may result from the reduction of overhead expenses, changes in corporate infrastructure and the elimination of redundant expenses. Although management expects that cost savings will result from the Merger, there can be no assurance that cost savings will be achieved.

     The statements contained in note 6 above may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Travelers undertakes no obligation to update publicly or revise any forward-looking statements.